December 10, 2007

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of the Form 8-K/A filing of Clear Choice Financial, Inc. dated December 10, 2007. We agree with the statements made in paragraphs one, two, three, four and six. We have no basis to agree or disagree with the statements contained in paragraph five.

Yours truly,

/s/ Farber Hass Hurley & McEwen LLP
Camarillo, California